Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, Pennsylvania 19103-7098
(215) 564-8000
January 11, 2010
Board of Trustees
AIM Tax-Exempt Funds
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173
     Re: Registration Statement on Form N-14
Ladies and Gentlemen:
     We have acted as counsel to AIM Tax-Exempt Funds (“ATEF”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). Pursuant to an Agreement and Plan of Reorganization (the “Agreement”), the AIM Tax Exempt Cash Fund, a series of ATEF (the “Acquiring Fund”) will assume the assets and liabilities of the Van Kampen Tax Free Money Fund, a series of the Van Kampen Tax Free Money Fund, (the “Acquired Fund”) in exchange for shares of the Acquiring Fund, as set forth on Exhibit A (the “Reorganization”).
     We have reviewed the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of ATEF, in each case as amended to the date hereof, resolutions adopted by ATEF in connection with the Reorganization, the form of Agreement, which has been approved by ATEF’s Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.
     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of ATEF and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.
     We have assumed the following for purposes of this opinion:
     1. The shares of the Acquiring Fund will be issued in accordance with ATEF’s Amended and Restated Agreement and Declaration of Trust (the “Trust Agreement”) and Restated By-Laws, each as amended to date, the Agreement, and resolutions of ATEF’s Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganization.
     2. The shares of the Acquiring Fund will be issued against payment therefor as described in the Agreement, and that such payment will have been at least equal to the net asset value of such shares.
     On the basis of and subject to the foregoing, we are of the opinion that the shares of the Acquiring Fund to be issued to the Acquired Fund shareholders as provided by the Agreement are duly authorized, and upon delivery will be validly issued and outstanding, and will be fully paid and non-assessable by ATEF.

     Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of ATEF shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of the Acquiring Fund for all loss and expense of any shareholder held personally liable for the obligations of such Fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours, STRADLEY RONON STEVENS & YOUNG, LLP
By:	/s/ Matthew R. DiClemente
Matthew R. DiClemente, Esq., a Partner

EXHIBIT A

Acquiring Fund (and share class) and Acquiring Entity	Corresponding Acquired Fund (and share class) and Acquired Entity
AIM Tax Exempt Cash Fund, a series of AIM Tax Exempt Funds	Van Kampen Tax Free Money Fund, a series of Van Kampen Tax Free Money Fund
Class A	Shares

A-1